Exhibit 99.1

EDGAR Online Third Quarter Subscription Revenue Increases 18%, Gross Margins Increase to 86%

     SOUTH NORWALK, Conn.--(BUSINESS WIRE)--Nov. 1, 2004--EDGAR(R) Online(R), Inc. (NASDAQ: EDGR) today reported third quarter 2004 subscription growth of 18% over the same period last year. Since inception, the Company's subscription revenues, which consist of billings for EDGAR Online Pro and EDGAR Online Access, have grown incrementally each quarter. EDGAR Online is a leading provider of value-added global business and financial information.
     EDGAR Online reported overall revenue of $3.2 million for the quarter ended September 30, 2004 compared to $3.3 million in the same quarter last year. Strong growth in the Company's core subscription business was offset by lower advertising sales and an anticipated decline in the Company's technical services revenues. Technical services are expected to remain relatively flat for the remainder of 2004. The Company's deferred revenue at the end of the third quarter 2004 was $2.8 million, a 31% increase over the same quarter last year. This represents billings that will be recognized as revenue in future quarters. The Company expects overall revenue increases on a sequential and year-over-year basis in the fourth quarter of 2004.
     Strengthening the Company's focus on subscription revenue, in October 2004, it discontinued its FreeEDGAR.com service which offered free access to SEC documents. The company is migrating the former FreeEDGAR.com users to its paid subscriptions by offering free trials of the premium service. The Company believes that this initiative, along with its introduction of new content and functionality to desktop products, will accelerate the Company's growth in subscription revenue.
     Susan Strausberg, EDGAR Online's President and CEO, said, "We are very pleased with our growth in our core business, subscription revenue, and we remain squarely focused on developing the alliances and products that will help subscription revenue continue to increase. For example, during the third quarter we formed an alliance with Hitachi America, Ltd., through which EDGAR Online and Hitachi will make financial information from U.S. and Japanese public companies available throughout the U.S. and Japan. Also during the third quarter, we have made significant progress in the development of product enhancements that will make complete financial reports of U.S. publicly-traded companies available in eXtensible Business Reporting Language (XBRL)."
     During the third quarter of 2004, gross margins increased slightly to 86% from 85% for the same quarter last year and the prior quarter. EDGAR Online expects gross margins to be in a range from 85% to 87% as the Company continues to expand its sales and marketing efforts that drive acquisition and retention.
     Operating loss was ($736,000), or ($0.03) per share, for the third quarter of 2004, compared to operating loss of ($492,000), or ($0.03) per share, for the same quarter last year. Net loss for the third quarter of 2004 was ($720,000), or ($0.03) per share compared to a net loss of ($519,000), or ($0.03) per share, in the same period a year ago.
     Revenues for the nine months ended September 30, 2004 were $9.6 million compared to $11.1 million last year. Prior year results included $2.5 million of technical services revenue. Net loss was ($2.4 million) or ($0.12) per share for the nine months ended September 30, 2004 compared to a net loss of ($1.6 million), or ($0.10) per share in the same period a year ago.
     At September 30, 2004, cash totaled $5.1 million compared to $3.9 million at December 31, 2003. During the year, the Company received net proceeds of $4.2 million related to its completed secondary offering and made a final payment of $1.9 million in promissory notes. Cash used in operations for the nine months ended September 30, 2004 was $832,000. The Company has no debt other than normal operating payables and accrued expenses.


KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                      Quarters Ended Nine Months Ended
                                      3Q'04   3Q'03    3Q'04    3Q'03
                                      -----   -----    -----    -----

Seat-based Subscriptions             $1,775  $1,502   $5,095   $4,410
Data Sales                            1,145   1,169    3,402    3,662
Technical Services                      204     423      617    2,458
Advertising and E-commerce              113     207      506      601
                                     ------  ------   ------  -------
Total Revenues                       $3,237  $3,301   $9,620  $11,131

Net Loss                              $(720)  $(519) $(2,363) $(1,612)
Interest (Income)/Expense, net          (16)     27      (23)     104
                                     ------  ------   ------  -------
Operating Loss                        $(736)  $(492) $(2,386) $(1,508)
Amortization and Depreciation           556     620    1,744    1,907
                                     ------  ------   ------  -------
EBITDA                                $(180)   $128    $(642)    $399

Net Loss per share                   $(0.03) $(0.03)  $(0.12)  $(0.10)
EBITDA per share                     $(0.01) $ 0.01   $(0.03)   $0.02


     In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") has adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, the Company's definition of EBITDA may not be consistent with that of other companies.

     Third Quarter Conference Call Reminder

     EDGAR Online will hold its quarterly conference call to review its results for the third quarter ended September 30, 2004 today, Monday, November 1st, 2004, at 5:00 p.m. Eastern Standard Time. Susan Strausberg, President and CEO, and Greg D. Adams, CFO and COO, will host the call. To participate, please call:
Domestic: 1-800-404-1354, International: 1-706-643-0825. Investors also have the option of calling 800-642-1687 (Domestic) or 706-645-9291 (International), conference ID 1528104, for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. Eastern Standard Time November 1st, 2004. The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor.

     About EDGAR(R) Online(R), Inc.

     EDGAR Online, Inc. (http://www.edgar-online.com) is a leading provider of value-added global business and financial information. The company makes financial information and a variety of analysis tools available via online subscriptions and licensing agreements to professionals in financial institutions, corporations and law firms.

     "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) risks in connection with acquisitions, (viii) the time and expense involved in such development activities, (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.

     EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.


                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)

                                Three Months Ended   Nine Months Ended
                                   September 30       September 30
                                   (unaudited)         (unaudited)
                                  2004       2003     2004       2003
                                -------    -------  -------    -------
Revenues:
  Seat-based subscriptions      $1,775     $1,502   $5,095     $4,410
  Data sales                     1,145      1,169    3,402      3,662
  Technical services               204        423      617      2,458
  Advertising and e-commerce       113        207      506        601
                                -------    -------  -------    -------
Total revenues                   3,237      3,301    9,620     11,131

Total cost of sales                450        510    1,419      1,561
                                -------    -------  -------    -------

  Gross profit                   2,787      2,791    8,201      9,570

Sales and marketing                632        529    1,876      1,625
Product development                369        388    1,135      1,316
General and administrative       1,966      1,746    5,832      5,446
Restructuring and severance
 charges                             -          -        -        784
Amortization and depreciation      556        620    1,744      1,907
                                -------    -------  -------    -------
Total operating expenses         3,523      3,283   10,587     11,078

  Operating loss                  (736)      (492)  (2,386)    (1,508)

Interest income/(expense), net      16        (27)      23       (104)
                                -------    -------  -------    -------

  Net loss                       $(720)     $(519) $(2,363)   $(1,612)
                                =======    =======  =======    =======

Weighted average shares
 outstanding - basic and
 diluted                        22,442     16,915   19,528     16,966

Net loss per share - basic and
 diluted                        $(0.03)    $(0.03)  $(0.12)    $(0.10)

                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                            September 30, December 31,
                                                2004          2003
                                             (unaudited)      ----
                                             -----------
                   Assets

Cash                                           $5,056        $3,860
Accounts receivable, net                        2,235         1,430
Other assets                                      294           439
                                            ------------- ------------
     Total current assets                       7,585         5,729

Property and equipment, net                     1,213         1,477
Goodwill                                        2,189         2,189
Intangible assets, net                          8,247         9,465
Other assets                                      379           285
                                            ------------- ------------
     Total assets                             $19,613       $19,145

    Liabilities and Stockholders' Equity

Accounts payable and accrued expenses            $958        $1,061
Deferred revenues                               2,752         2,040
Notes payable and accrued interest                  -         1,926
                                            ------------- ------------
     Total current liabilities                  3,710         5,027

Other long term payables                           61           103
                                            ------------- ------------

     Total liabilities                          3,771         5,130

Stockholders' equity:
Common stock                                      226           172
Treasury stock                                   (332)         (332)
Additional paid-in capital                     62,455        58,319
Accumulated deficit                           (46,507)      (44,144)
                                            ------------- ------------
     Total stockholders' equity                15,842        14,015

     Total liabilities and stockholders'
      equity                                  $19,613       $19,145


     CONTACT: EDGAR Online, Inc.
              Greg Adams, 203-852-5666
              gadams@edgar-online.com